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                                                               EXHIBIT 10.20

                             CAGGIATI S.P.A.
                             LOAN AGREEMENT

This first day of June 1999, in the branch of UniCredito Italiano are present for UniCredito Italiano Bank listed in the Register of Banks at number 2008.1, having its registered office in Genova Via Dante 1 and its Head Office in Milano Piazza Cordusio, listed at number 22 of the Register of Company at Genoa Court with a share capital of Lit. 2,340,454,229,500, fiscal identification code no. 00348170101 (hereafter called "Bank"), Mr. Tibiano Carubbi domiciled care of the branch of UniCredito Italiano in Parma which represent UniCredito Italiano in accordance with Articles 33, 34 and 35 of the Articles of Association of the same company,

And Mr. Joseph Carlo Bartolacci born in Milano on 04/28/60 having its domicile in Milano which intervenes as C.E.O. of Caggiati (the Company), registered office in Milano, share capital Lit. 200,000,000, in force of a Shareholders Meeting resolution dated May 12, 1999 which a copy of which authenticated by the Public Notary Angelo Busani in Parma is hereby enclosed in force of the powers granted by the articles of Association


HEREBY AGREE AND STIPULATE AS FOLLOWS


Art. 1 PURPOSE OF THE LOAN AND AMOUNT

UniCredito Italiano (hereafter called "the Bank") grants to Caggiati S.p.A. (hereinafter called "the Company"), which accepts it, a loan for the total amount of Lit. 28.120 billion for the purpose of acquiring the assets of Caggiati S.p.A., Colorno. The Company will give the Bank any documentation necessary to prove the above investment.

The amount of Lit. 20.2 billion will be immediately available for drawing whilst the amount of Lit. 7.920 billion will be drawn one year after the date of this contract. If the second amount is not drawn within 13 months from the date of this contract, it will automatically be canceled and not available for drawings.


Art. 2  CONDITIONS FOR GRANTING

The amount of each drawing, deducted from the first drawing the "imposta sostitutiva" and any other charges as per letter delivered to the Company in accordance with its instructions, is credited to the account number 24287/00 with the Parma Branch of UniCredito Italiano in the name of the Company, which hereby acknowledges receipt.



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Art. 3  TERMS FOR REIMBURSEMENT

The validity of the loan is 15 years

The Company undertakes to reimburse the amount of each drawing within 15 years for the first drawing and 14 years for the second drawing from June 1, 1999, date in which the amortization schedule begins, by quarterly installments to be paid at the counters of the Bank at the end of each quarter (i.e March 31, June 30, September 30 and December 31) without the need of a specific request by the Bank, according to the schedule, agreed between the parties, which signed by the same is hereby enclosed to be integral part of this contract. For the second drawing the schedule will be prepared and signed at the actual time of the drawing.

The Bank has however the right, in its sole and exclusive judgment, after a written communication to the Company 90 days prior to the expiry of the fifth and tenth year from the date of this contract, to ask for the immediate reimbursement of all sums due as principal and interest under the loan. The Company will have the same right to be exercised under the same terms and conditions as the Bank. In both cases, the prepayment, if effected at the date in which is due, will not bear any commission or other charges.

The Bank in its only judgment may allow amendments to the amortization schedule.

Each installment includes the share of principal necessary to reimburse the whole amount borrowed in the agreed period of 15 years in addition of interest.

Starting from today up to the date before the start the amortization schedule, the Company will pay interest of pre-amortization at the rate as determined in following article 4.


Art. 4  INTEREST

The interest rate is fixed at the rate of 4.145 percent p.a. for the initial drawing of Lit. 20.2 billion; this rate will be valid for a period of five years; for the second drawing of Lit. 7.920 billion, the rate will be determined by applying to the then prevailing rate for a 5-year loan a margin of
0.50 percent p.a.

If the Bank does not exercise the right to ask for the reimbursement of the amounts outstanding at the fifth and tenth year, the rate for each following term of five years will be agreed between the parties based on the then prevailing rate for a five year loan. Should the parties fail to reach an agreement on the rate, the Company shall reimburse immediately, at the maturity of the fifth and tenth year, any amount outstanding under the loan as principal and interest.

If the Company fails to pay any amount due under the loan as principle, interest
or other title   including the case of acceleration or cancellation of the
loan - the Company shall pay, from the date the amount is due, default interest based on the Official Reference Rate as defined by Art. 2c.1 D. LGS 213/98 (previously known as Official Discount Rate) increased by a margin of 2 percent p.a.

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Art. 5 UNDERTAKINGS

The Company hereby undertakes to:

a)  Utilize the loan for the purpose indicated
b) To pay to the Bank, at the time of first drawing even if not for the total amount of the loan, the amount of the imposta sostitutiva as per D.P.R. 29 September 1973 n. 601 and following amendments and in any case to indemnify the Bank against any taxes, stamp duties, or expenses of any kind incurred or which will be incurred by the Bank on its behalf, for any assistance, judicial or extrajudicial, provided, save obviously any security received for this loan
c) Inform previously the Bank of any change in its corporate structure (i.e. share capital, Directors, Shareholders, Auditors, mergers, demergers) administrative and financial situation (i.e. issue of bonds), technical and economical situation as it is described in the documents presented to obtain the loan and of any event which may modify the present structure and organization of the Company
d) To inform previously the Bank of the intention to request new medium term loans to other Banks or persons and in any case not to grant to anyone, from today's date, liens, mortgages or other privileges to secure other loans, without the prior written consent of the Bank
e) In order to obtain benefits as envisaged by law, to apply to the Personnel employments terms and conditions not lower than those determined in the Contratti Collettivi di Lavoro for the sector and the area as per art 36 of Law 20 May 1970 n. 300
f) To allow any investigation technical-administrative and to provide the Bank with any document, in addition to those of art. 1, which the Bank may require (i.e. balance sheet, shareholders meeting report etc.)
g) Not to distribute any dividends, without the prior written authorization of the Bank.


Art. 6 SECURITY

The loan shall be secured at all times by a guarantee, in a form acceptable to the Bank, issued by Matthews International Corporation (the "Guarantor").


Art. 7  EVENTS OF DEFAULT, ACCELERATION EVENTS

The Bank will have the right to declare all sums under the loan immediately due and payable as per art. 1186 Civil Code and cancel the contract as per art. 1456 Civil Code if:

a) The Company uses the loan, even if only in part, for purposes different from those described in art. 1
b) The Company, its successors and assigns fail to pay any amount due under the loan as principle or interest of due to the Bank, as a consequence of the loan, for any other reason
c)  The Company has not presented the documentation as per article 1


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d)  Any legal process or petition have been presented against the Company or the same has become insolvent or for any reason or event whatsoever (i.e. protests, judiciary acts, winding up or similar procedures, changes in the corporate
structure of the Company   share capital, directors, shareholders, auditors,
mergers, demergers - in the financial and economic situation of the Company) the Bank deems in its sole judgment that the changes may likely materially and adversely affect the ability of the Company to repay the loan or the value of the security
e) It becomes known that the financial situation, data and any other information presented by the Company to the Bank, both to obtain the loan and subsequently, are not true
f) The Company is unable, due to restriction or law regulation, to indemnify the Bank against the sums paid by the same for any reasons on behalf of the Company
g) The Company has failed to observe the undertakings as detailed in art. 5 letter g
f)  The Company has failed to observe any of the undertakings of art. 5.

In any of the above cases the Bank will have the right to declare all sums due under the loan immediately due and payable without the need of any formality and in the manner and form which it will deem more appropriate.

In any case all guarantees which have been obtained shall remain in full force and effect.


Art. 8  COMMISSIONS AND CHARGES

The Company undertakes to pay to the Bank a commission of 25 b.p. flat on the total amount of the loan.

All charges related to the loan are for the account of the Company

The Company will also pay to the Bank a commitment fee of 0.25 percent p.a. on the undrawn amount of the loan, such commission to be paid from today's date quarterly in arrears.


Art. 9.  PREPAYMENT

The Company, its successors and assigns, will have the right to prepay in total or in part, the loan, as principle or interest, including default interest, provided that are paid to the Bank all sums in favor of the same, including the difference against the Bank between the actual value of the balance of the loan at the contractual interest rate and the actual value of the balance calculated at the market rate of the time of the prepayment.

This article will apply also in any circumstance in which the Bank has the right to ask for the immediate repayment of any outstanding under the loan.



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Art. 10  APPLICATION OF PAYMENTS

The Bank has the right to apply any sums paid by the Company, or for his account, with preference, to pay expenses of any kind, including judicial ones even though are not to be repeated, and to any other cost incurred by the Bank on behalf of the Company, then to settle default interest and any other sum which is overdue and at the end to pay interest and principle, save the right however to utilize a different order of application.


Art. 11  PAYMENTS BY THIRD PARTIES

The Bank will have the right to refuse payments made by third parties on their own behalf.


Art. 12  ASSIGNABILITY

The Company shall not have the right to assign or transfer any or all of its rights or benefits hereunder, without the prior written consent of the Bank.

The Bank shall have the right to transfer any or all of its rights hereunder to another bank after having informed the Company of its intentions.


Art. 13  NOTICES

For any purpose of law, the Bank chooses its domicile care of its Branch in Parma.

The Company and the Guarantor in Colorno, Parma or, in case of difficulty, care of the Town Hall of Colorno; the Bank will have the right to notify all acts, including judicial ones, to the chosen domicile or to the true domicile of the Company and the Guarantor.


Art. 14  UNCONNECTION WITH THE RELATIONS BETWEEN THE COMPANY AND THIRD PARTIES

The Bank, unless agreed otherwise in writing, is always to be deemed not connected to any relation between the Company and third parties, so that no one can have right or claim against it.


Art. 15  JURISDICTION

For any dispute which may arise in connection with the application and the interpretation of this contract the Courts of Parma will have exclusive jurisdiction.


Art. 16  EVIDENCE OF DEBT

The Bank's books and entries shall constitute conclusive evidence of any amount due under the loan.
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Art. 17  FINAL DETAILS

Any obligation of the Company under the present contract are deemed to be binding, jointly and severally, also on its successors and assigns

To this act and related formalities is applied the treatment envisaged in
Article 15 and following of D.P.R. 29 September 1973 n. 601 (exemption from register taxes, stamp duties etc. in lieu of which is paid an imposta sostitutiva which is paid by the Bank of the amount of the loans disbursed each year)

On top of the amount of the imposta sostitutiva paid by the Bank and therefore deducted by the same from the loan proceeds, in the percentage to be applied at the time of the disbursement, the Company undertakes to reimburse to the Bank eventual increases in said imposta, which may become due in relation to the present contract, as a consequence of subsequent law regulations.

The Company hereby declares, having taking duly note of it, to wholly accept the terms and conditions of the present contract and to specifically approve in accordance with and for the effect of Article 1341 2nd paragraph of Civil Code, those as per Art 4, 5, 7, 8, 15.



T. Carubbi
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T. Carubbi,
UniCredito Italiano



J.C. Bartolacci
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J.C. Bartolacci,
Caggiati S.p.A.